Exhibit 99.1

PRESS RELEASE

MGM RESORTS INTERNATIONAL NAMES GAMING AND HOSPITALITY EXECUTIVE JONATHAN HALKYARD CHIEF FINANCIAL OFFICER

LAS VEGAS, January 6, 2021 - MGM Resorts International (NYSE: MGM) (“MGM Resorts” or “the Company”) today announced Jonathan Halkyard will become Chief Financial Officer for the global gaming, hospitality and entertainment organization. Halkyard is a senior corporate executive who spent 13 years in leadership roles at Caesars Entertainment (NASDAQ: CZR) and was more recently the President and Chief Executive Officer of Extended Stay America, Inc. (NASDAQ: STAY) and ESH Hospitality, its paired-share REIT. He will report to Bill Hornbuckle, President and CEO, and succeeds Corey Sanders, who was recently appointed Chief Operating Officer of the Company.

“Jonathan brings the right mix of financial discipline, investor acumen, operating experience and seasoned corporate leadership to MGM Resorts at a vital time in our evolution,” said Hornbuckle. “His passion for hospitality, considerable experience in gaming, previous stewardship of strong balance sheets and investor credibility make him an excellent choice to complement our strong and committed leadership team.”

As Chief Financial Officer, Halkyard will be a member of the senior management team and have responsibility for all financial activities across MGM Resorts’ extensive domestic and international portfolio, as well as Investor Relations, Accounting, Treasury, Procurement and Tax.

“On behalf of the MGM Board of Directors, I am delighted to welcome Jonathan to MGM Resorts,” said Paul Salem, Chairman of the Board. “We look forward to working with Jonathan to drive continued focus on disciplined execution of our strategic business plan, our long-term recovery from the COVID-19 pandemic and future growth and development.”

“After a career largely spent in hospitality and gaming, I am excited and proud to become part of the senior leadership team at one of the world’s most iconic gaming, hospitality and entertainment destination brands,” said Halkyard. “We face the greatest challenges to corporate management in recent history and I am eager to get to work and continue the fine legacy of executive management at MGM Resorts.”

Throughout his career as a corporate executive with public company experience, Halkyard has held positions as CFO, COO and more recently CEO, in the gaming, hospitality and energy sectors. Halkyard joined Caesars Entertainment (formerly Harrah’s Entertainment) in a finance role at Harrah’s Lake Tahoe. He held various finance and operating positions during his tenure with Caesars, including numerous property general manager and corporate roles, such as Vice President, Treasurer, Senior Vice President and Executive Vice President. He became Chief Financial Officer in 2006 and subsequently led the M&A charge for Horseshoe Gaming, WSOP, Caesars Entertainment and London Clubs International. He was part of the leadership team that oversaw the $30 billion sale of Caesars Entertainment to TPG and Apollo and drove over $200 million of savings post-closing.

In 2013, Halkyard joined Extended Stay America as Chief Operating Officer, where he initially focused on streamlining operations across 680 properties. In 2014, he was named interim CFO and in 2015 became CFO. He was appointed CEO in 2017. From 2012 to 2013, Halkyard served as EVP and CFO of NV Energy, a holding company providing energy services and products in Nevada, and its wholly owned subsidiaries, Nevada Power Company and Sierra Pacific Power Company.

Halkyard is a Director of Dave & Buster’s Entertainment (NASDAQ: PLAY), Director of Shift4 Payments, Inc. (NYSE: FOUR) and is a Trustee of the International Center for Responsible Gaming. He holds his M.B.A. from Harvard University and his B.A. from Colgate University.

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ABOUT MGM RESORTS INTERNATIONAL

MGM Resorts International (NYSE: MGM) is an S&P 500® global entertainment company with national and international locations featuring best-in-class hotels and casinos, state-of-the-art meetings and conference spaces, incredible live and theatrical entertainment experiences, and an extensive array of restaurant, nightlife and retail offerings. MGM Resorts creates immersive, iconic experiences through its suite of Las Vegas-inspired brands. The MGM Resorts portfolio encompasses 29 unique hotel and destination gaming offerings in the United States and Macau, including some of the most recognizable resort brands in the industry such as Bellagio, MGM Grand, ARIA and Park MGM. The Company’s 50/50 venture, BetMGM, LLC, offers U.S. sports betting and online gaming through market-leading brands, including BetMGM and partypoker. The Company is currently pursuing targeted expansion in Asia through the integrated resort opportunity in Japan. Through its “Focused on What Matters: Embracing Humanity and Protecting the Planet” initiative, MGM Resorts commits to creating a more sustainable future, while striving to make a bigger difference in the lives of its employees, guests, and in the communities where it operates. The global employees of MGM Resorts are proud of their company for being recognized as one of FORTUNE® Magazine’s World’s Most Admired Companies®. For more information, please visit us at www.mgmresorts.com. Please also connect with us @MGMResortsIntl on Twitter as well as Facebook and Instagram.

Statements in this release that are not historical facts are “forward-looking” statements and “safe harbor statements” that involve risks and/or uncertainties, including those described in the Company’s public filings with the SEC. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements we make regarding the Company’s ability to execute on its strategic plan and future growth and development opportunities. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include the continued impact of the COVID-19 pandemic on the Company’s business, the general economic conditions and market conditions in the markets in which the Company operates and competition with other destination travel locations throughout the United States and the world, the design, timing and costs of expansion projects, risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions and additional risks and uncertainties described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

CONTACTS:
Investment Community	News Media
CATHERINE PARK	BRIAN AHERN
Executive Director, Investor Relations	Director of Media Relations
cpark@mgmresorts.com	media@mgmresorts.com